Exhibit 99.1

Keane Announces Amended Asset-Based Revolving Credit Facility

HOUSTON, Texas (December 28, 2017) - Keane Group, Inc. (“Keane” or the “Company”) today announced that on December 22, 2017, the Company amended and restated its Asset-Based Revolving Credit Facility (“New ABL Facility”). The New ABL Facility expands the Company’s total availability by $150 million to a total of $300 million, subject to a borrowing base. In addition, subject to approval by the applicable lenders and other customary conditions, the New ABL Facility allows for an increase in commitments of up to an additional $150 million, up from a previous amount of up to $75 million. Keane’s estimated availability under its New ABL Facility following the amendment is approximately $215 million. The New ABL Facility bears interest at LIBOR + 150-200 bps, compared to LIBOR + 400-450 bps previously. The New ABL Facility also benefits from a lower undrawn commitment fee of 25-37.5 bps, compared to 100-125 bps previously. The New ABL Facility also amended certain terms to reflect Keane’s growth and provide additional flexibility under its covenants.

“This latest amendment to our ABL facility significantly expands our revolving credit capacity, materially reduces interest costs and deepens our lender base,” said Greg Powell, President and Chief Financial Officer of Keane. “We are pleased to enhance our already strong liquidity position, enhancing our growth and financial flexibility against a highly constructive market backdrop for U.S. completions services.”

BofA Merrill Lynch, J.P. Morgan, Morgan Stanley, Citigroup, PNC Capital Markets LLC and Barclays acted as the joint lead arrangers and joint book runners for the New ABL Facility. Bank of America, N.A. will serve as the administrative agent for the New ABL Facility. For further information regarding the New ABL Facility, please refer to the Company’s current report on Form 8-K to be filed with the Securities and Exchange Commission.

About Keane Group, Inc.

Headquartered in Houston, Texas, Keane is one of the largest pure-play providers of integrated well completion services in the U.S., with a focus on complex, technically demanding completion solutions. Keane's primary service offerings include horizontal and vertical fracturing, wireline perforation and logging, engineered solutions, and cementing, as well as other value-added service offerings. Keane currently owns approximately 1.2 million hydraulic fracturing horsepower and 31 wireline trucks and provides engineered solutions. Keane’s broad geographic footprint spans the most prolific U.S. shale basins including the Permian, Marcellus / Utica, Bakken and SCOOP / STACK. Keane prides itself on its outstanding employee culture, its efficiency and its ability to meet and exceed the expectations of its customers and communities in which it operates.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Keane’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Keane's control. Any forward-looking statement in this release speaks only as of the date of this release. Keane undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact:
Investor Relations
(713) 893-3602

Marc Silverberg, ICR
marc.silverberg@icrinc.com